UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2006
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     Dana Corporation (Dana) reported in a Form 8-K filed on May 4, 2006, that its Board of Directors (the Board) had authorized a change in the annual retainer paid to non-management directors for service on the Board to $115,000, subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), which has jurisdiction of Dana’s bankruptcy case under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code). See In re Dana Corporation, et al., Case No. 06-10354 (BRL) (Jointly Administered) (collectively referred to herein as the Bankruptcy Cases). The proposed increase was designed to replace the annual crediting of units valued at $75,000 to the non-management directors’ stock accounts under the Dana Corporation Director Deferred Fee Plan.
     The Bankruptcy Court entered an order on June 8, 2006, authorizing increased annual retainers for Dana’s non-management directors, subject to certain modifications to Dana’s proposal.
     Pursuant to the authorization from the Bankruptcy Court, on June 9, 2006, the Board authorized the payment to Dana’s non-management directors of retainer fees of $70,000 per annum as their compensation for service on the Board, which amounts will be paid quarterly in arrears in cash commencing on June 30, 2006.
     The Board further authorized the payment to Dana’s non-management directors of additional fees of $45,000 per annum as “completion compensation,” which amounts will be paid in a lump sum in cash upon the earlier of (i) the date of Dana’s emergence from protection under Chapter 11 of the Bankruptcy Code or (ii) the date of the occurrence of other circumstances specified for the payment of “completion” fees to the Debtors’ financial professionals retained in the Bankruptcy Cases pursuant to Section 328(a) of the Bankruptcy Code (the Payment Date), subject to the right of the United States Trustee, the Unsecured Creditors’ Committee and any other statutory committees that may be appointed in the Bankruptcy Cases to object to the reasonableness of such amounts. These amounts will be payable to any non-management directors who have resigned and to any successor non-management directors as and when Dana’s other non-management directors serving through the Payment Date are compensated, on a pro rata basis.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: June 15, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

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